Exhibit 99(d)(57)(iii)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
WELLINGTON MANAGEMENT COMPANY, LLP

THIS AMENDMENT is made as of March 22, 2011 to the Investment Sub-Advisory Agreement dated September 15, 2008, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Wellington Management Company, LLP (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.

Schedule A. Schedule A to the Investment Sub-Advisory Agreement is hereby deleted and replaced with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Investment Sub-Advisory Agreement dated September 15, 2008, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of March 22, 2011.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:

Name: Christopher A. Staples
Title: Senior Vice President

WELLINGTON MANAGEMENT COMPANY, LLP

By:

Name:
Title:

SCHEDULE A

as of March 22, 2011

FUNDS	SUB-ADVISER COMPENSATION*

Transamerica WMC Emerging Markets		0.70%
	First $2 billion	0.28%
Transamerica WMC Diversified Equity**	Over $2 billion up to $5 billion	0.25%
	Over $5 billion	0.225%
	First $2 billion	0.28%
Transamerica WMC Diversified Growth**	Over $2 billion up to $5 billion	0.25%
	Over $5 billion	0.225%
Transamerica WMC Quality Value	First $1 billion	0.25%
	Over $1 billion	0.225%

*	As a percentage of average daily net assets on an annual basis.

**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica WMC Diversified Growth, Transamerica WMC Diversified Growth VP, Transamerica WMC Diversified Growth II VP, Transamerica WMC Diversified Equity, Transamerica WMC Diversified Equity VP and the portion of the assets of Transamerica Partners Large Growth Portfolio that are sub-advised by Wellington Management Company, LLP.